EXHIBIT 3.3

CERTIFICATE OF MERGER

OF

CYBERFUND, INC.
(an Oklahoma corporation)

WITH AND INTO

ROK ENTERTAINMENT GROUP INC.
(a Delaware corporation)

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name	State of Incorporation

Cyberfund, Inc.	Oklahoma

ROK Entertainment Group Inc.	Delaware

SECOND: That an Agreement and Plan of Merger between each of the constituent corporations has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the merger is ROK Entertainment Group Inc., a Delaware corporation.

FOURTH: That the certificate of incorporation of ROK Entertainment Group Inc., a Delaware corporation and the surviving corporation of the merger, as now in full force and effect, shall continue to be the certificate of incorporation of the surviving corporation, until thereafter amended as provided therein or by applicable law.

FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is ROK House, Kingswood Business Park, Holyhead Road, Albrighton, Wolverhampton WV7 3AU, United Kingdom.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

SEVENTH: The authorized capital stock of each foreign corporation which is a party to the merger is as follows:

Corporation	Class	Number of Shares	Par Value
Cyberfund, Inc. (an Oklahoma corporation)	Common Preferred	100,000,000 100,000	$ $	.001 .001

IN WITNESS WHEREOF, ROK Entertainment Group Inc. has caused this Certificate of Merger to be executed in its corporate name this 28th day of December 2007.

ROK Entertainment Group Inc.
(a Delaware corporation)

By:	/s/ Laurence Alexander
Laurence Alexander
President and Chief Executive Officer